Exhibit 99.1

FINISH LINE REPORTS SECOND QUARTER COMPARABLE STORE SALES

INDIANAPOLIS- August 31, 2006-The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales of $338.6 million for the thirteen weeks ended August 26, 2006 (“2nd quarter” or “Q2”), a decrease of 0.9 % versus consolidated net sales of $341.6 million for the thirteen weeks ended August 27, 2005. These results were in line with the revised sales guidance given in the August 24th press release. Total Company comparable store net sales for Q2 decreased 6.6 percent. By concept, Finish Line comparable store net sales decreased 6.6 percent and Man Alive comparable store sales decreased 4.8 percent compared to the same thirteen-week period last year.

During Q2 the Company repurchased 1,146,917 Class A Common Shares under the current share repurchase program, which expires December 31, 2007. To date the Company has repurchased 2,584,617 shares (at a total cost of $35.5 million) of the five million shares authorized.

On a year-to-date basis, for the twenty-six weeks ended August 26, 2006, net sales were $627.7 million, a decrease of 0.8% versus net sales of $632.8 million reported for the twenty-six week period last year ended August 27, 2005. Year-to-date comparable store net sales decreased 6.8% as compared to negative 0.3% comparable sales reported for the first half of last year.

The Company expects to report earnings for Q2 on Thursday, September 21st, after the market closes followed by a live conference call on Friday morning, September 22nd at 8:30 am ET.

The Company will make available a recorded message covering second quarter net sales by dialing 1-706-645-9291 (Conference ID# = 4707259). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, August 31st. After the initial 48-hour period the recording will be available at www.Finishline.com through September 8th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward- looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including Internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 672 Finish Line stores in 47 states and online, 76 Man Alive stores in 16 states and 6 Paiva stores in 5 states and online. To learn more about these brands, visit www.finishline.com , www.manalive.com and www.paiva.com .

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914
Executive Vice President - CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager
THE FINISH LINE, INC., INDIANAPOLIS